EXHIBIT 99.16

Guardian 8 Secures Strategic Alliance With CALSAGA

California Security Industry Legislating for Accountability, Training Excellence

SCOTTSDALE, AZ--(Marketwired - Jan 8, 2014) - Guardian 8 Holdings, (OTCQB: GRDH) a provider of enhanced non-lethal (ENL) defense devices, today announced that it has secured a strategic alliance with the California Association of Licensed Security Agencies, Guards and Associates (CALSAGA) to provide products and training to its members. CALSAGA has over 90,000 members in California, and has led efforts during the past several years to bring greater accountability in licensing, training and background screening standards that has made the state a national leader in security.

"From small firms to some of the largest private security companies in the world, CALSAGA understands the issues and needs of licensed security agencies and guards," said Guardian 8 CEO Steve Cochennet. "With the organization's membership strength, they know that it's not a black-and-white, armed versus unarmed choice when it comes to security services. Guardian 8 provides that intermediate level of non-lethal force the industry and its customers have longed for." It is estimated that California has over 230 registered security companies represented within the organization.

The two-year agreement allows Guardian 8 to provide CALSAGA members with a specialty mix of products and training at pricing levels that are not offered to the general public. The bundle includes a Pro V2 unit, holster and Instructor Course for one low price. The product plays an important role as an account acquisition tool for some security service providers that win new business by incorporating the Pro V2 layered defense capabilities for as little as a five-cent increase in their hourly billable rates. The pricing advantage to CALSAGA members provides additional competitive strength to early adopters.

For additional details on Guardian 8 please visit the Guardian 8 website. CALSAGA pricing is available by request from any authorized Guardian 8 representative.

About CALSAGA
CALSAGA is the only industry association in California dedicated to advocating on behalf of the security industry in the Legislature and at the Bureau of Security & Investigative Services (BSIS). The CALSAGA membership is divided into eight regions spanning the entire state of California. Each region has a director, and the directors are responsible for representing respective regions at board meetings, holding annual region meetings and serving as the general daily contact and guidance for their members. For more about CALSAGA strategic alliances, visit: http://www.calsaga.org/?page=StrategicAlliances

About Guardian 8
Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Ariz.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the Nova Security Group agreement; actual sales to be derived under the agreement; size of orders received for Guardian 8's products; acceptance of Guardian 8's products in the education industry; Guardian 8′s and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Acorn Management Partners
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